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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Preliminary Information Statement
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☐	Definitive Information Statement

AXOVANT SCIENCES LTD. (Name of Registrant As Specified In Its Charter)

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AXOVANT SCIENCES LTD.
Suite 1, 3rd Floor
11-12 St. James's Square
London SW1Y 4LB, United Kingdom
Notice of Action Taken Pursuant to Written Consent of Shareholders

Dear Shareholder:

        The accompanying Information Statement is furnished to holders of common shares of Axovant Sciences Ltd. ("our company," "our," "we" or "us") pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the matters described herein by written consent of the holders of a majority of our issued and outstanding voting shares. The purpose of this Notice and Information Statement is to notify our shareholders that, on June 5, 2018, we received written consent from the holders of a majority of our issued and outstanding voting shares to approve the issuance of 14,285,714 of our common shares to Roivant Sciences Ltd. at a purchase price of $1.75 per share in a private placement for aggregate gross proceeds to us of approximately $25.0 million (the "Private Placement").

        On June 5, 2018, following discussion and due consideration of these matters, the independent members of our board of directors (which excluded Vivek Ramaswamy, who recused himself from such discussions and subsequent vote) approved the Private Placement, which decision was subsequently approved by our independent audit committee pursuant to our related party transaction policy. Following such approvals, we elected to seek the written consent of the holders of a majority of our outstanding voting shares in order to reduce associated costs and implement the proposal in a timely manner.

        This Notice and the accompanying Information Statement are being furnished to you to inform you that the Private Placement has been approved by the holders of, or persons able to direct the vote of, a majority of our issued and outstanding voting shares. The board of directors is not soliciting your proxy in connection with these actions and proxies are not requested from shareholders.

        The corporate actions set forth above will not become effective before a date which is 20 calendar days after this Information Statement is first mailed to our shareholders. You are urged to read the Information Statement in its entirety for a description of the actions taken by a majority of the holders of our voting shares.

BY ORDER OF THE BOARD OF DIRECTORS,
Gregory Weinhoff Principal Financial Officer
June , 2018

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED
TO SHAREHOLDERS ON OR ABOUT JUNE     , 2018

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

AXOVANT SCIENCES LTD.
Suite 1, 3rd Floor
11-12 St. James's Square
London SW1Y 4LB, United Kingdom
INFORMATION STATEMENT
NO VOTE OR OTHER ACTION OF THE COMPANY'S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        This Information Statement is first being furnished on or about June     , 2018 to the holders of record of the common shares of Axovant Sciences Ltd. ("our company," "our," "we" or "us") as of June 5, 2018 (the "Record Date") in connection with actions by written consents of the holders of a majority of our issued and outstanding voting shares taken without a meeting to approve the actions described in this Information Statement.

        Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our shareholders.

        On June 5, 2018, following discussion and due consideration of these matters, the independent members of our board of directors (which excluded Vivek Ramaswamy, who recused himself from such discussions and subsequent vote) approved the Private Placement (as defined below), which decision was subsequently approved by our independent audit committee pursuant to our related party transaction policy. Following such approvals, we elected to seek the written consent of the holders of a majority of our outstanding voting shares in order to reduce associated costs and implement the proposal in a timely manner. On June 5, 2018, we received written consents from the requisite shareholders as described in this Information Statement.

        Such consents are sufficient under our amended and restated memorandum of association and our second amended and restated bye-laws to approve such actions. Accordingly, the actions will not be submitted to the other shareholders of our company for a vote, and this Information Statement is being furnished to such other shareholders to provide them with certain information concerning the actions in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

VOTING REQUIREMENTS

        Pursuant to our amended and restated memorandum of association and second amended and restated bye-laws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, with prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding common shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        Pursuant to our amended and restated memorandum of association and second amended and restated bye-laws, approval of the actions described in this Information Statement at a meeting would require the affirmative vote of at least a majority of the votes cast at such a meeting. Holders of our common shares are entitled to one vote per share. As of May 31, 2018, there were 107,788,074 common shares issued and outstanding.

 SHARE ISSUANCE

Overview

        On June 5, 2018, we entered into a share purchase agreement (the "Purchase Agreement") with Roivant Sciences Ltd. ("RSL"), our majority shareholder, under which we agreed to issue and sell to RSL an aggregate of 14,285,714 common shares at a purchase price of $1.75 per share, equal to the per share closing price of the Company's common shares on the Nasdaq Global Select Market on June 5, 2018 (the "Private Placement"). The aggregate gross proceeds to us from the Private Placement are expected to be approximately $25.0 million. We intend to use the net proceeds from the Private Placement to support the clinical development of our product candidate AXO-Lenti-PD as well as additional business development activities, and for working capital and other general corporate purposes. The Private Placement is expected to close on or about                    , 2018, subject to satisfaction or waiver of customary closing conditions.

        On June 5, 2018, we, through our wholly owned subsidiary Axovant Sciences GmbH, also entered into a license agreement (the "License Agreement") with Oxford BioMedica (UK) Ltd. ("BioMedica") pursuant to which we received exclusive worldwide rights to develop and commercialize OXB-102 (now AXO-Lenti-PD) from BioMedica. As partial consideration for the license, we made an upfront payment to BioMedica of $30.0 million, $5.0 million of which will be applied as a credit against the process development work and clinical supply that BioMedica will provide to us. Under the terms of the License Agreement, the Company could be obligated to make certain milestone payments to BioMedica in the future upon achievement of specified development, regulatory and commercial milestones and to pay certain royalties to BioMedica on any future net sales.

        The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under applicable state laws. RSL has represented that it is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act, and is acquiring our common shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Company's common shares have been offered without any general solicitation by the Company or its representatives. This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy common shares or other securities of our company.

        Our common shares issued and sold in the Private Placement will not be registered under the Securities Act or any state securities laws and may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to our common shares under the Securities Act or an applicable exemption from the registration requirements.

        Please see our Current Report on Form 8-K filed with the SEC on June 6, 2018 for more information regarding the Purchase Agreement and the License Agreement.

Reason for Shareholder Approval

        Our common shares are traded on the Nasdaq Global Select Market, so we are subject to Listing Rules of The Nasdaq Stock Market LLC ("Nasdaq"). The issuance of securities under the Purchase Agreement implicates certain of Nasdaq's Listing Rules requiring prior shareholder approval in order to maintain our listing on the Nasdaq Global Select Market, including Nasdaq Listing Rule 5635(a), which requires shareholder approval prior to the issuance of securities in connection with the acquisition of assets of another company if any director, officer or a "substantial shareholder" (generally defined as a 5% or greater shareholder) has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the consideration to be paid in the transaction, and the present or potential issuance of common shares could result in an increase in outstanding common shares or voting power of 5% or more.

        In order to comply with these Nasdaq Listing Rules, we would need to obtain the approval of the holders of a majority of our outstanding common shares prior to the issuance of securities as contemplated by the Purchase Agreement.

Interests of Certain Persons

        Prior to the consummation of the Private Placement, RSL beneficially owns 69.6% of our outstanding common shares. At the time of our approval of the Private Placement, Vivek Ramaswamy, our principal executive officer and chairman of our board of directors, was also a member of RSL's board of directors and chief executive officer of Roivant Sciences, Inc. ("RSI"), a wholly owned subsidiary of RSL. Ilan Oren, who is a member of the boards of directors of RSL and Dexcel Pharma Technologies Ltd., joined our board of directors on June 6, 2018.

        As set forth below, certain independent directors of RSL, including Patrick Machado, may be deemed to be beneficial owners of our common shares directly owned by RSL. Patrick Machado resigned from his position as a member of our board of directors effective February 11, 2018. Neither Vivek Ramaswamy nor Ilan Oren has voting or dispositive power, and therefore beneficial ownership, over the shares held of record by RSL.

No Dissenters' or Preemptive Rights

        Under Bermuda law, holders of our common shares are not entitled to dissenter's rights of appraisal with respect to the approval of the issuance of shares under the Purchase Agreement. Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are generally entitled to one vote per share on all matters submitted to a vote of holders of common shares.

Consenting Shareholders

        The approval of the issuance of shares under the Purchase Agreement required the affirmative vote of the holders of a majority of the issued and outstanding shares of our common shares. RSL, which holds 75,000,000 shares, or 69.6% of the 107,788,074 shares outstanding and eligible to vote on this matter as of June 5, 2018, consented in writing on June 5, 2018 to approval of the issuance of shares under the Purchase Agreement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common shares as of May 31, 2018 and following the consummation of the Private Placement by:

  •
  all of those known by us to be beneficial owners of more than five percent of our common shares;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        This table is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. We have deemed common shares subject to options that are currently exercisable or exercisable within 60 days of May 31, 2018, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

        Percentage of shares beneficially owned prior to the Private Placement is based on 107,788,074 shares outstanding on May 31, 2018. Percentage of shares beneficially owned after the Private Placement include an additional 14,285,714 common shares to be issued in connection with the Private Placement.

        Except as set forth below, the principal business address of each such person or entity is c/o Axovant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James's Square, London, SW1Y 4LB, United Kingdom.

	Shares Beneficially Owned Prior to the Private Placement		Shares Beneficially Owned After the Private Placement
Beneficial Owner	Shares	Percentage	Shares	Percentage
5% Shareholder:
Roivant Sciences Ltd.(1)	75,000,000	69.6%	89,285,714	73.1%
Named Executive Officers and Directors:
Pavan Cheruvu, M.D.(2)	2,021,435	1.8	2,021,435	1.6
Gregory M. Weinhoff, M.D.(3)	1,679,096	1.5	1,679,096	1.3
Mark Altmeyer(4)	1,675,634	1.5	1,675,634	1.3
Vivek Ramaswamy(2)	357,000	*	357,000	*
Roger Jeffs, Ph.D.(2)	150,000	*	150,000	*
George Bickerstaff(5)	175,000	*	175,000	*
Berndt Modig(6)	234,000	*	234,000	*
Ilan Oren(7)	—	—	—	—
Atul Pande, M.D.(2)	224,000	*	224,000	*
All executive officers and directors as a group (9 persons)	6,516,165	5.7	6,516,165	5.1

*
Represents beneficial ownership of less than one percent.

(1)
As of May 31, 2018, RSL directly owned and had sole voting and dispositive power over 75,000,000 common shares. Following the Private Placement of 14,285,714 common shares to RSL, RSL will directly own and have sole voting and dispositive power over 89,285,714 common shares. Dispositive decisions of RSL require approval by a majority of the directors of RSL, including

  (a) at least two independent directors (as defined in RSL's internal governance documents) or (b) if there is only one independent director, that sole independent director. Each of Patrick Machado, a former member of our board of directors, and Andrew Lo is currently serving as an independent director of RSL and therefore may be deemed to share dispositive power over, and to be an indirect beneficial owner of, our common shares directly beneficially owned by RSL. In addition, RSL's internal governance documents provide that four principal shareholders of RSL, Dexxon, Viking, QVT and SoftBank (each as defined below), voting unanimously, have the right to override certain decisions of the board of directors of RSL, including with respect to dispositions of our common shares. Accordingly, Dexxon Holdings Limited, Dexcel Pharma Technologies Ltd. and their sole shareholder, Dan Oren (collectively, "Dexxon"), Viking Global Investors LP, Viking Global Performance LLC, Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Fund GP LLC, Viking Long Fund Master Ltd., Viking Global Opportunities GP LLC, Viking Global Opportunities Portfolio GP LLC, Viking Global Opportunities Illiquid Investments Sub-Master LP, O. Andreas Halvorsen, Rose S. Shabet and David C. Ott (collectively, "Viking"), QVT Financial LP, QVT Financial GP LLC, QVT Associates GP LLC and QVT Fund V LP (collectively, "QVT") and SVF Investments (UK) Limited, SVF Holdings (UK) LLP, SoftBank Vision Fund L.P. and SVF GP (Jersey) Limited (collectively, "SoftBank") may each be deemed to have shared dispositive power, and therefore, beneficial ownership, over our common shares beneficially owned directly by RSL. The principal business of Dexxon is 1 Dexcel Street, Or Akiva, 3060000, Israel. The principal business address of Viking is 55 Railroad Avenue, Greenwich, Connecticut 06830. The principal business address of QVT is c/o QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The principal business address of SoftBank is 69 Grosvenor Street, London, United Kingdom W1K 3JP, other than SVF GP (Jersey) Limited, whose principal business address is Aztec Group House, 11-15 Seaton Place, St. Helier, Jersey JE4 0QH.

(2)
Represents common shares issuable pursuant to an immediately exercisable option.

(3)
Includes 150,000 shares underlying options that became exercisable when our price per share, as quoted on The Nasdaq Global Select Market, exceeded $4.38 (representing three times the exercise price), and excludes 300,000 remaining shares underlying options subject to additional share price conditions.

(4)
Includes 33,334 shares underlying options that became exercisable when our price per share, as quoted on The Nasdaq Global Select Market, exceeded $4.38 (representing three times the exercise price), and excludes 66,666 remaining shares underlying options subject to additional share price conditions.

(5)
Includes 150,000 common shares issuable pursuant to an immediately exercisable option.

(6)
Includes 156,086 common shares issuable pursuant to an immediately exercisable option.

(7)
Ilan Oren joined our board of directors on June 6, 2018.

 SHAREHOLDERS ENTITLED TO INFORMATION STATEMENT

        This Information Statement is being mailed to you on or about June     , 2018. We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common shares.

        We have established June 5, 2018 as the Record Date for the determination of shareholders entitled to receive this Information Statement.

HOUSEHOLDING OF MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Information Statement materials with respect to two or more shareholders sharing the same address by delivering a single set of Information Statement materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        A number of brokers with account holders who are Axovant shareholders will be "householding" the Information Statement materials. A single set of Information Statement materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Information Statement materials, please notify your broker or Axovant. Direct your written request to Axovant Sciences, Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholders who currently receive multiple copies of the Information Statement materials at their addresses and would like to request "householding" of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Axovant. The address of the SEC website is www.sec.gov.

        The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC on June 13, 2017;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on July 21, 2017;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017, September 30, 2017 and December 31, 2017, filed with the SEC on August 7, 2017, November 2, 2017 and February 9, 2018, respectively; and

  •
  our Current Reports on Form 8-K filed with the SEC on April 10, 2017, April 13, 2017, June 6, 2017, August 21, 2017, August 22, 2017, September 26, 2017, October 3, 2017, December 6, 2017, December 21, 2017, January 8, 2018 (as amended on January 9, 2018), February 14, 2018 (as amended on March 7, 2018 and March 14, 2018) and June 6, 2018 (excluding Items 2.02, 7.01 and 9.01 thereunder).

        Notwithstanding the foregoing, no information is incorporated by reference in this information statement where such information under applicable forms and regulations of the SEC is not deemed to be "filed" under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered "filed" under the Exchange Act.

        You may request a copy of these filings, at no cost, at: Axovant Sciences Ltd., Attn: Investor Relations, 11 Times Square, New York, NY 10019, telephone: (631) 892-7014. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

BY ORDER OF THE BOARD OF DIRECTORS,
Gregory Weinhoff Principal Financial Officer
, 2018

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THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO SHAREHOLDERS ON OR ABOUT JUNE , 2018 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
VOTING REQUIREMENTS
SHARE ISSUANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDERS ENTITLED TO INFORMATION STATEMENT
HOUSEHOLDING OF MATERIALS
WHERE YOU CAN FIND MORE INFORMATION